EXHIBIT 99.1

  SOUTH BEACH SPIRITS, INC. ANNOUNCES ACQUISITION OF ST. MARTIN POWERBOATS AND
                  EXPANSION INTO MARKETING LIFESTYLE PRODUCTS

Sunrise, Florida - June 8, 2016 - South Beach Spirits, Inc. (OTCPink: SBESE) ("SOUTH BEACH" or the "COMPANY") is pleased to announced it has entered into a Definitive Securities Exchange Agreement to acquire a 100% interest in St. Martin Powerboats, LLC ("ST. MARTIN"), an American watercraft designing, manufacturing, and marketing business based in Mentor, Ohio, in exchange for a 51% equity interest in SBES. Upon completion of this transaction, St. Martin will become a wholly-owned subsidiary of the Company and the management of St. Martin will assume management roles at SBES. South Beach management believes the transaction will strengthen the Company's access to additional potential sources of working capital and enable it to continue to implement its current business strategy to become a leading holding company for producing and marketing a wide variety of "lifestyle" products, including distilled spirits. Closing of the transaction is subject to satisfaction of customary closing conditions.

St. Martin has been in the business of designing, manufacturing and marketing watercraft since 2007, with a focus on compact and mini performance boats between 12 and 15 feet in length. The small and lightweight characteristics of St. Martin's powerboats make them exceptional performers even when compared to larger speedboats. St. Martin also manufactures and markets a 27-foot offshore vessel, whose production is limited to just 50 boats a year. St. Martin anticipates launching additional specialty branded models of its popular mini-powerboat designs in the near future.

"The completion of the acquisition of St. Martin is expected to be the first of several consumer product company acquisitions planned for South Beach over the next 12 months," commented Vince Prince, CFO of South Beach. "St. Martin and other established lifestyle products companies like it, represent existing opportunities that together we can quickly re-launch or expand to deliver immediate potential revenues and profits for the Company and its shareholders."

Paul Spivak, CEO of St. Martin, added, "We believe the joining of St. Martin with South Beach will create a stronger combined entity and represents a huge step towards achieving a goal of building a diversified consumer lifestyle company. Going-forward, we anticipate that we will continue to acquire and develop other well-positioned brands in the wine and spirits industry, which, along with the boating company and other products we have identified, should create numerous cross selling and marketing opportunities."

Martin D. Ustin, CEO of South Beach, concluded, "The addition of St. Martin and Paul Spivak, its CEO, to the South Beach management team, adds a great new product lineup and potential revenue stream to the Company, and also brings the skills and talent of very successful entrepreneur to the group. We look forward to working closely with Paul to assist him in executing his growth strategy for St. Martin."
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The Company intends to make  additional  information  regarding St. Martin,  its expanded business strategy, and new potential product acquisitions and launches over the next several weeks.

ABOUT SOUTH BEACH SPIRITS, INC.

South Beach Spirits, Inc. (OTCPink: SBES) is a Florida-based holding company engaged in acquiring, developing, manufacturing, and marketing "lifestyle" products, including distilled spirits.

DISCLAIMER/SAFE HARBOR

This South Beach press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include failure to meet schedule or performance requirements of the Company's contracts, the Company's ability to raise sufficient development and working capital, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties, the forward-looking events referred to in this release might not occur as planned or at all.

INVESTOR/MEDIA CONTACT

Investor Relations
ir@southbeach-spirits.com